EXHIBIT 99.1

Oil States Announces Third Quarter 2014 Earnings of $1.07 Per Share

HOUSTON, Oct. 30, 2014 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income from continuing operations for the third quarter ended September 30, 2014 of $58.4 million, or $1.07 per diluted share. These results compare to net income from continuing operations of $35.5 million, or $0.64 per diluted share, reported in the third quarter of 2013.

The Company generated revenues of $471.0 million and EBITDA (A) of $122.9 million during the third quarter of 2014, representing year-over-year growth rates of 7% and 26%, respectively. These results compare to revenues of $438.2 million and Adjusted EBITDA of $97.2 million reported in the third quarter of 2013.

EBITDA increased as a result of strong demand for the Company's completion services business offerings and higher utilization of its land drilling rigs, coupled with increased contributions from production facility and subsea product sales, improved manufacturing facility throughput and operational efficiencies in the offshore products segment.

Cindy B. Taylor, Oil States' President and Chief Executive Officer stated, "Operationally, our businesses performed extremely well in the third quarter. We reported record quarterly revenues and EBITDA in our well site services segment and generated record EBITDA margin percentages in our offshore products segment. Our well site services segment enjoyed a good product and service mix with an emphasis on our more proprietary offerings. Product mix and execution were good in our offshore products segment with most of our manufacturing locations generating improved results. Despite the recent pull back in commodity prices, demand for our products and services, both in the onshore and offshore markets, remains at very strong levels."

For the first nine months of 2014, the Company reported revenues of $1.3 billion and Adjusted EBITDA of $325.0 million (after elimination of $11.0 million of charges primarily associated with the May 30, 2014 spin-off of the accommodations segment into a stand-alone, publicly traded corporation, Civeo Corporation or Civeo). The results for the first nine months of 2014 included $111.4 million of losses on debt extinguishment and Civeo spin-off related charges. For the first nine months of 2013, the Company reported revenues of $1.2 billion and Adjusted EBITDA of $263.5 million (after elimination of $7.1 million of acquisition and transaction costs).

Income Taxes

The Company recognized an effective tax rate of 35.4% in the third quarter of 2014 compared to 35.0% in the third quarter of 2013.

Financial Condition

The Company invested $59.3 million in capital expenditures during the third quarter of 2014. Spending primarily related to the addition of completion services equipment deployed to service the active U.S. shale plays along with ongoing facility expansions in the offshore products segment.

During the third quarter, the Company repurchased 307,897 shares of its common stock under its authorized share repurchase program at an average price of $62.10 per share. In October, the Company repurchased an additional 843,478 shares of its common stock at an average price of $59.28 per share. The Company currently has $163.4 million remaining available under its share repurchase authorization which is scheduled to expire on September 1, 2015.

As of September 30, 2014, there was $171.7 million outstanding under the Company's revolving credit facility. Total availability as of September 30, 2014 was $391.9 million (net of standby letters of credit totaling $36.4 million).

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from continuing operations for the third quarters of 2014 and 2013, respectively. The historical results of operations of the accommodations and tubular services segments through their respective transaction closing dates have been reported as discontinued operations for all periods reported herein.)

Well Site Services

Well site services generated record revenues and EBITDA of $224.4 million and $77.2 million, respectively, in the third quarter of 2014 compared to revenues and EBITDA of $195.9 million and $64.1 million, respectively, in the third quarter of 2013. Segmental revenues and EBITDA increased 15% and 20% year-over-year, respectively, primarily due to a 6% year-over-year increase in the number of completion services jobs performed and a 7% year-over-year increase in revenue per completion service job as a result of increased service intensity in the active shale basins. Increased utilization in the land drilling business, which averaged 90% during the third quarter of 2014 compared with 78% in the third quarter of 2013, also contributed to the record performance for this segment.

Offshore Products

Offshore products generated revenues of $246.6 million and EBITDA of $60.6 million in the third quarter of 2014 compared to revenues of $242.3 million and EBITDA of $45.7 million in the third quarter of 2013. Segmental revenues and EBITDA increased 2% and 33% year-over-year, respectively, primarily due to greater contributions from production facility product sales and continued strong demand for services on a global basis, along with margin improvement from product mix, operational efficiencies, and strong project execution by our major divisions. EBITDA margins increased to a record 24.6% in the third quarter of 2014 compared to 18.9% in the third quarter of 2013. Backlog declined 9% sequentially, totaling $543 million at September 30, 2014 compared to $599 million reported at June 30, 2014. There were no individual project awards in excess of $15 million booked during the third quarter of 2014 due to award timing and contract negotiations. Backlog additions in the fourth quarter of 2014 are currently expected to exceed third quarter 2014 bookings.

Conference Call Information

The call is scheduled for Friday, October 31, 2014 at 11:00 am EDT, is being webcast and can be accessed from the Company's website at http://www.oilstatesintl.com. Participants may also join the conference call by dialing (800) 446-1671 in the United States or by dialing +1 847 413 3362 internationally and using the passcode of 38296266. A replay of the conference call will be available one hour after the completion of the call by dialing (888) 843-7419 in the United States or by dialing +1 630 652 3042 internationally and entering the passcode of 38296266.

About Oil States

Oil States International, Inc. is an energy services company with a leading market position as a manufacturer of products for deepwater production facilities and certain drilling equipment, as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol "OIS".

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the energy service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2013 filed by Oil States with the Securities and Exchange Commission on February 25, 2014.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2014	2013	2014	2013

Revenues	$ 471,032	$ 438,176	$ 1,335,876	$ 1,207,824

Costs and expenses:
Cost of sales and services	306,497	301,702	886,777	835,471
Selling, general and administrative expenses	43,734	38,531	128,181	110,600
Depreciation and amortization expense	31,076	28,206	92,970	80,035
Other operating (income) expense	(1,887)	3,981	9,524	6,329
	379,420	372,420	1,117,452	1,032,435
Operating income	91,612	65,756	218,424	175,389

Interest expense	(1,602)	(9,983)	(15,500)	(30,130)
Interest income	150	159	411	460
Loss on extinguishment of debt	30	(2,058)	(100,380)	(2,058)
Equity in earnings (losses) of unconsolidated affiliates	74	73	292	(758)
Other income	161	617	2,279	1,765
Income from continuing operations before income taxes	90,425	54,564	105,526	144,668
Income tax expense	(32,048)	(19,081)	(36,545)	(51,692)
Net income from continuing operations	58,377	35,483	68,981	92,976
Net income (loss) from discontinued operations, net of tax (including a net gain on disposal of $84,209 in the third quarter of 2013)	(1,467)	132,250	51,571	253,500
Net income	56,910	167,733	120,552	346,476
Less: Net income (loss) attributable to noncontrolling interest	(10)	(7)	8	22
Net income attributable to Oil States International, Inc.	$ 56,920	$ 167,740	$ 120,544	$ 346,454

Net income (loss) attributable to Oil States International, Inc.:
Continuing operations	$ 58,387	$ 35,490	$ 68,973	$ 92,954
Discontinued operations	(1,467)	132,250	51,571	253,500
Net income attributable to Oil States International, Inc.	$ 56,920	$167,740	$ 120,544	$ 346,454

Basic net income (loss) per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$ 1.08	$ 0.64	$ 1.28	$ 1.69
Discontinued operations	(0.03)	2.40	0.95	4.61
Net income	$ 1.05	$ 3.04	$ 2.23	$ 6.30

Diluted net income (loss) per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$ 1.07	$ 0.64	$ 1.27	$ 1.67
Discontinued operations	(0.02)	2.37	0.95	4.57
Net income	$ 1.05	$ 3.01	$ 2.22	$ 6.24

Weighted average number of common shares outstanding:
Basic	52,979	55,092	53,119	54,987
Diluted	53,294	55,672	53,422	55,542

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	SEPTEMBER 30,	DECEMBER 31,
ASSETS	2014	2013
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$ 69,800	$ 599,306
Accounts receivable, net	506,508	620,333
Inventories, net	247,092	266,552
Prepaid expenses and other current assets	22,368	39,716
Total current assets	845,768	1,525,907

Property, plant, and equipment, net	627,465	1,902,789
Goodwill, net	252,880	513,650
Other intangible assets, net	52,238	133,531
Other noncurrent assets	25,118	55,384
Total assets	$ 1,803,469	$ 4,131,261

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 101,706	$ 149,079
Accrued liabilities	79,693	132,046
Income taxes	12,589	32,679
Current portion of long-term debt and capitalized leases	505	529
Deferred revenue	48,755	50,366
Other current liabilities	11,853	9,137
Total current liabilities	255,101	373,836

Long-term debt and capitalized leases (1)	178,040	972,692
Deferred income taxes	19,121	122,821
Other noncurrent liabilities	16,761	36,618
Total liabilities	469,023	1,505,967

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 60,783,119 shares and 59,777,766 shares issued, respectively, and 54,017,285 shares and 54,767,284 shares outstanding, respectively	608	592
Additional paid-in capital	674,435	637,438
Retained earnings	1,080,955	2,320,453
Accumulated other comprehensive loss	(11,851)	(85,675)
Common stock held in treasury at cost, 6,765,834 and 5,010,482 shares, respectively	(409,875)	(249,391)
Total Oil States International, Inc. stockholders' equity	1,334,272	2,623,417
Noncontrolling interest	174	1,877
Total stockholders' equity	1,334,446	2,625,294
Total liabilities and stockholders' equity	$ 1,803,469	$ 4,131,261

(1) As of September 30, 2014, the Company had approximately $391.9 million available under its revolving credit facility.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
CONTINUING AND DISCONTINUED OPERATIONS
(In Thousands)

	NINE MONTHS
	ENDED SEPTEMBER 30,
	2014	2013

Cash flows from operating activities:
Net income	$ 121,119	$ 347,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	160,520	206,155
Deferred income tax provision	(1,735)	(707)
Excess tax benefits from share-based payment arrangements	(4,585)	(5,447)
Gain on sale of business	--	(84,209)
Gain on disposals of assets	(923)	(3,871)
Non-cash compensation charge	22,220	22,938
Amortization of deferred financing costs	2,896	5,937
Loss on extinguishment of debt	103,836	3,265
Other, net	5,183	640
Changes in operating assets and liabilities, net of effect from acquired businesses and net assets of Civeo that were distributed to stockholders:
Accounts receivable	(68,106)	53,386
Inventories	(7,030)	34,028
Accounts payable and accrued liabilities	(14,463)	(24,449)
Taxes payable	(48,875)	16,603
Other operating assets and liabilities, net	32,423	10,868
Net cash flows provided by operating activities	302,480	582,677

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(262,619)	(355,639)
Acquisitions of businesses, net of cash acquired	193	(1,771)
Proceeds from sale of business	--	600,000
Proceeds from disposition of property, plant and equipment	4,077	8,535
Other, net	(1,462)	81
Net cash flows (used in) provided by investing activities	(259,811)	251,206

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	171,734	(47,901)
Repayment of 6 1/2% Senior Notes	(630,307)	--
Repayment of 5 1/8% Senior Notes	(419,794)	--
Term loan repayments	--	(252,762)
Debt and capital lease repayments	(407)	(2,181)
Issuance of common stock from share-based payment arrangements	8,844	14,172
Purchase of treasury stock	(162,053)	(11,889)
Excess tax benefits from share-based payment arrangements	4,585	5,447
Payment of financing costs	(12,530)	(203)
Shares added to treasury stock as a result of net share settlements due to vesting of restricted stock	(5,048)	(4,161)
Term borrowings of Civeo	775,000	--
Cash balances of Civeo in Spin-Off	(298,536)	--
Net cash flows used in financing activities	(568,512)	(299,478)

Effect of exchange rate changes on cash	(3,663)	(11,598)
Net change in cash and cash equivalents	(529,506)	522,807
Cash and cash equivalents, beginning of period	599,306	253,172

Cash and cash equivalents, end of period	$ 69,800	$ 775,979

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues
Completion services	$ 171,990	$ 151,857	$ 474,106	$ 431,394
Drilling services	52,416	44,046	152,243	128,462

Well site services	224,406	195,903	626,349	559,856
Offshore products	246,626	242,273	709,527	647,968
Total revenues	$ 471,032	$ 438,176	$ 1,335,876	$ 1,207,824

EBITDA (A)
Completion services (1)	$ 61,901	$ 52,633	$ 163,312	$ 140,347
Drilling services	15,251	11,472	43,884	34,840

Well site services	77,152	64,105	207,196	175,187
Offshore products	60,563	45,683	159,880	123,087
Corporate and eliminations (2)	(14,782)	(15,129)	(53,119)	(41,865)
Total EBITDA	$ 122,933	$ 94,659	$ 313,957	$ 256,409

Operating income / (loss)
Completion services (1)	$ 43,242	$ 35,302	$ 106,760	$ 91,452
Drilling services	8,511	4,856	23,044	16,069

Well site services	51,753	40,158	129,804	107,521
Offshore products	54,899	40,951	142,508	110,416
Corporate and eliminations (2)	(15,040)	(15,353)	(53,888)	(42,548)
Total operating income	$ 91,612	$ 65,756	$ 218,424	$ 175,389

(1) The EBITDA and operating income for the completion services segment for the nine months ended September 30, 2013 were negatively impacted by $3.0 million from an increase in an acquisition related contingent liability.

(2) The EBITDA and operating expense related to the Company's corporate function for the nine months ended September 30, 2014 included transaction costs of $11.0 million. These costs primarily related to activities associated with the spin-off of Civeo. EBITDA and operating expense related to the Company's corporate function for the three and nine months ended September 30, 2013 included transaction costs of $2.6 million and $4.1 million, respectively. These costs primarily related to activities associated with the spin-off of Civeo.

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income from continuing operations	$ 58,387	$ 35,490	$ 68,973	$ 92,954
Income tax provision	32,048	19,081	36,545	51,692
Depreciation and amortization	31,076	28,206	92,970	80,035
Interest income	(150)	(159)	(411)	(460)
Interest expense	1,602	9,983	15,500	30,130
Loss on extinguishment of debt	(30)	2,058	100,380	2,058
EBITDA (A)	$ 122,933	$ 94,659	$ 313,957	$ 256,409

Adjustments to EBITDA:
Non-recurring items	--	2,571	11,020	7,116
Adjusted EBITDA (A)	$ 122,933	$ 97,230	$ 324,977	$ 263,525

(A) The terms EBITDA and Adjusted EBITDA consist of net income from continuing operations plus interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The table above sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended September 30,
	2014	2013

Supplemental operating data:

Offshore products backlog ($ in millions)	$ 542.6	$ 569.0

Completion services job tickets	14,251	13,507
Average revenue per ticket ($ in thousands)	$ 12.1	$ 11.2

Land drilling operating statistics:
Average rigs available	34	34
Utilization	90.1%	78.4%
Implied day rate ($ in thousands per day)	$ 18.6	$ 18.0
Implied daily cash margin ($ in thousands per day)	$ 5.7	$ 5.0
CONTACT: Company Contact:
         Lloyd A. Hajdik
         Oil States International, Inc.
         Senior Vice President, Chief Financial Officer and Treasurer
         713-652-0582

         Patricia Gil
         Oil States International, Inc.
         Investor Relations
         713-470-4860